Exhibit 99.(h)(2)(iv)

September 17, 2021

State Street Bank and Trust Company

1 Iron Street, CCB 0502

Boston, Massachusetts 02210-1641

Dear Sir/Madam:

This is to advise you that Harris Associates Investment Trust (the “Trust”) has established a new series of shares to be known as “Oakmark Small Cap Fund.” The Trust hereby requests that, as of October 1, 2021, (the "Effective Date"), the new series be added to Appendix A, as attached hereto, of the Administration Agreement between the Trust and State Street Bank and Trust Company dated April 1, 2002 and that State Street Bank and Trust Company render certain administrative services to the new series pursuant to the terms of this Agreement. Further, the client requests that State Street as administrator provide services in accordance with Schedule B6, and that the fund be added to Annex I of Schedule B6 of that same agreement.

Please indicate your acceptance of the foregoing by executing three copies of this Letter Agreement, returning two to the Trust and retaining one copy for your records.

HARRIS ASSOCIATES INVESTMENT TRUST

/s/ Rana J. Wright
Name: Rana J. Wright
Title: President

Agreed to this 17th day of September, 2021.

State Street Bank and Trust Company

/s/ Michael A. Foutes
Name: Michael A. Foutes
Title: Managing Director

Information Classification: General

APPENDIX A

Oakmark Fund

Oakmark Select Fund

Oakmark Equity and Income Fund

Oakmark Global Fund

Oakmark International Fund

Oakmark International Small Cap Fund

Oakmark Global Select Fund

Oakmark Bond Fund

Oakmark Small Cap Fund

Information Classification: General